Exhibit 4.4

TAKE-TWO INTERACTIVE SOFTWARE, INC.

and

THE BANK OF NEW YORK MELLON,

as Trustee

3.700% Senior Notes due 2027

Third Supplemental Indenture

Dated as of April 14, 2022

to

Indenture dated as of April 14, 2022

-i-

EXHIBITS

Exhibit A	Form of Note

Exhibit B	Form of Supplemental Indenture (Note Guarantee)

-ii-

THIRD SUPPLEMENTAL INDENTURE, dated as of April 14, 2022 (this “Supplemental Indenture”), to the Indenture dated as of April 14, 2022 (as amended, modified or supplemented from time to time in accordance therewith, other than with respect to a particular Series of debt securities, the “Base Indenture” and, as amended, modified and supplemented by this Supplemental Indenture, the “Indenture”), by and among TAKE-TWO INTERACTIVE SOFTWARE, INC., a Delaware corporation (the “Company”), and THE BANK OF NEW YORK MELLON, a New York banking association, as trustee (the “Trustee”).

Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the Notes:

WHEREAS, the Company has duly authorized the execution and delivery of the Base Indenture to provide for the issuance from time to time of senior debt securities to be issued in one or more Series as provided in the Base Indenture;

WHEREAS, the Company has duly authorized the execution and delivery, and desires and has requested the Trustee to join it in the execution and delivery, of this Supplemental Indenture in order to establish and provide for the issuance by the Company of a Series of Securities designated as its 3.700% Senior Notes due 2027 (the “Notes”), on the terms set forth herein;

WHEREAS, Section 8.1(h) of the Base Indenture provides that a supplemental indenture may be entered into by the parties for such purpose without notice to or the consent of any Securityholder, provided certain conditions are met;

WHEREAS, the conditions set forth in the Base Indenture for the execution and delivery of this Supplemental Indenture have been met; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid and binding agreement of the parties, in accordance with its terms, and a valid amendment of, and supplement to, the Base Indenture with respect to the Notes have been done;

NOW, THEREFORE:

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01. Definitions. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Base Indenture. To the extent terms are defined in both this Supplemental Indenture and the Base Indenture, the applicable definition in this Supplemental Indenture shall control. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

As used herein, the following terms have the specified meanings:

“Additional Notes” has the meaning specified in Section 3.04 of this Supplemental Indenture.

“Agent Members” has the meaning specified in Section 3.03(f) of this Supplemental Indenture.

“Applicable Tax Law” has the meaning specified in Section 6.05 of this Supplemental Indenture.

“Attributable Debt” means, with respect to any sale and leaseback transaction, at the time of determination, the lesser of (1) the fair market value of the Principal Property (as determined in good faith by the Board of Directors) subject to such transaction, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such present value shall be the lesser of (i) the present value determined assuming termination upon the first date such lease may be terminated (in which case the present value shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be terminated) and (ii) the present value assuming no such termination.

“Bankruptcy Law” means Title 11 of the United States Code or any similar federal or state law for the relief of debtors.

“Base Indenture” has the meaning specified in the recitals of this Supplemental Indenture.

“Business Day” when used with respect to any Note, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its Subsidiaries; (2) the adoption of a plan by the Board of Directors relating to the Company’s liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate of the total voting power of the Company’s Voting Shares or other Voting Shares into which the Company’s Voting Shares are reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that (x) a person shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any Affiliates of such person until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act and (y) a transaction will not be deemed to involve a Change of Control under this clause (3) if (A) the Company becomes a direct or indirect wholly-owned Subsidiary of a holding company and (B)(i) the direct or indirect holders of the Voting Shares of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Shares immediately prior to that transaction and each holder holds substantially the same percentage of Voting Shares of such holding company as such holder held of the Company’s Voting Shares immediately prior to that transaction or (ii) the Company’s Voting Shares outstanding immediately prior to such transaction are converted into, or exchanged for, a majority of the Voting Shares of such holding company immediately after giving effect to such transaction; or (4)

the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Shares of the Company or such other person is converted into or exchanged for cash, securities or other Property, other than any such transaction where the Company’s Voting Shares outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Shares (measured by voting power) of the surviving person or any direct or indirect parent company of any surviving person immediately after giving effect to such transaction.

“Change of Control Notice” has the meaning specified in Section 4.02(a) of this Supplemental Indenture.

“Change of Control Offer” has the meaning specified in Section 4.02(a) of this Supplemental Indenture.

“Change of Control Payment Date” has the meaning specified in Section 4.02(a) of this Supplemental Indenture.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Company” means the party named as such in the recitals of this Supplemental Indenture until a successor replaces it pursuant to the terms and conditions of the Indenture and thereafter means the successor.

“Combination” means (i) the merger of Zebra MS I, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of the Company, with and into Zynga, with Zynga continuing as the surviving corporation and (ii) the merger immediately following consummation of the foregoing of Zynga with and into Zebra MS II, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of the Company, with Zebra MS II, Inc. continuing as the surviving corporation and a wholly owned Subsidiary of the Company.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Company and its Subsidiaries on a consolidated basis as shown on or reflected on the Company’s most recent internal consolidated balance sheet, including relevant footnotes thereto (without duplication), prepared in accordance with GAAP, after giving effect to any acquisitions or dispositions occurring subsequent to the date of such balance sheet.

“Corporate Trust Office” means the designated office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at The Bank of New York Mellon, 240 Greenwich Street, 7 East, New York, NY 10286, Attn: Corporate Trust Administration, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the designated corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the Holders and the Company).

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“delivered,” with respect to any notice to be given to a Holder pursuant to the Indenture, shall mean notice (x) given to the Depository (or its designee) pursuant to the standing instructions from the Depository or its designee, including by electronic mail in accordance with accepted practices or procedures at the Depository (in the case of a Global Security) or (y) mailed to such Holder by first class mail, postage prepaid, at its address as it appears on the Registrar’s books. Notice so “delivered” shall be deemed to include any notice to be “mailed” or “given,” as applicable, under the Indenture

“Event of Default” has the meaning specified in Section 5.03 of this Supplemental Indenture.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under: (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (2) other agreements or arrangements designed to manage interest rates or interest rate risk; and (3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means, with respect to any Person, indebtedness of such Person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments but not including Non-recourse Obligations), if and to the extent any of the foregoing indebtedness would appear as a liability upon an unconsolidated balance sheet of such Person (but does not include contingent liabilities which appear only in a footnote to a balance sheet).

“Indenture” has the meaning specified in the recitals of this Supplemental Indenture.

“Initial Notes” has the meaning set forth in Section 3.01(b) of this Supplemental Indenture.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor Rating Categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor Rating Categories of S&P); or, if applicable, the equivalent investment grade credit rating from any Substitute Rating Agency.

“Lien” means any mortgage, lien, pledge, charge, or other security interest or encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of January 9, 2022 (including all schedules and exhibits thereto), by and among the Company, Zynga, Zebra MS I, Inc., a Delaware corporation, and Zebra MS II, Inc., a Delaware corporation (as amended by the First Amendment to the Agreement and Plan of Merger, dated as of March 10, 2022), as may be amended from time to time.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Non-recourse Obligation” means Indebtedness or other obligations substantially related to (1) the acquisition of assets not previously owned by the Company or any direct or indirect Subsidiaries of the Company or (2) the financing of a project involving the development or expansion of the Properties of the Company or any direct or indirect Subsidiaries of the Company, as to which the obligee with respect to such Indebtedness or obligation has no recourse to the Company or any direct or indirect Subsidiary of the Company or such Subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“Notes” has the meaning specified in the recitals of this Supplemental Indenture.

“Par Call Date” has the meaning specified in Section 4.01(b) of this Supplemental Indenture.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal Property” means (1) those real properties (and adjacent facilities) of the Company and any of its Subsidiaries located at 110 West 44th Street, New York, New York 10036 and (2) any building, structure or other facility, together with the land upon which it is erected and any fixtures which are a part of the building, structure or other facility, located in the United States, and owned or leased or to be owned or leased by the Company or any of its Subsidiaries, and in each case the net book value of which as of that date exceeds $50 million, other than any such land, building, structure or other facility or portion thereof which, in the opinion of the Board of Directors (or any committee thereof duly authorized to act on behalf of such Board of Directors) by resolution determines in good faith not of material importance to the total business conducted by the Company and its Subsidiaries, considered as one enterprise.

“Property” means any property or asset, whether real, personal or mixed, or tangible or intangible, including shares of Capital Stock.

“Prospectus” means the final prospectus supplement dated April 7, 2022, including the base prospectus dated April 6, 2022, relating to the offering and sale of the Notes.

“Rating Agency” means Moody’s and S&P; provided that if either Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available, “Rating Agency” shall include a Substitute Rating Agency appointed by the Company.

“Rating Category” means (i) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by a Substitute Rating Agency.

“Ratings Event” means that the Notes cease to be rated Investment Grade by both Rating Agencies on any day during the Trigger Period. If either Rating Agency is not providing a rating of the Notes on any day during the Trigger Period for any reason (subject, for the avoidance of doubt, to the Company’s right to engage a Substitute Rating Agency as provided herein), the rating of such Rating Agency for the Notes shall be deemed to have ceased to be Investment Grade during the Trigger Period.

“Record Date” has the meaning specified in Section 3.01(d) of this Supplemental Indenture.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors.

“SEC” means the U.S. Securities and Exchange Commission.

“Special Mandatory Redemption” has the meaning specified in Section 4.03(a) of this Supplemental Indenture.

“Special Mandatory Redemption Date” has the meaning specified in Section 4.03(b) of this Supplemental Indenture.

“Special Mandatory Redemption Price” has the meaning specified in Section 4.03(a) of this Supplemental Indenture.

“Subsidiary” of any specified Person means any corporation, limited liability company, limited partnership, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Supplemental Indenture” has the meaning specified in the recitals of this Supplemental Indenture.

“Treasury Rate” has the meaning specified in Section 4.01(e) of this Supplemental Indenture.

“Trigger Period” means the period commencing on the earlier of (a) the first public notice of the occurrence of a Change of Control or (b) the public announcement by the Company of its intention to effect a Change of Control, and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible rating downgrade by either of the Rating Agencies on such 60th day, such extension to last with respect to each such Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates the Notes below Investment Grade or (y) publicly announces that it is no longer considering the Notes for possible downgrade, provided that no such extension shall occur if on such 60th day the Notes are rated Investment Grade by at least one of such Rating Agencies in question and is not subject to review for possible downgrade by such Rating Agency).

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S. Code Sections 77aaa-77bbbb), as amended.

“Voting Shares” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

“Zynga” means Zynga Inc., a Delaware corporation (and, following the Combination, Zebra MS II, Inc., as the successor by merger to Zynga pursuant to the Merger Agreement).

“Zynga Convertible Notes” means, collectively, (x) the 0.25% convertible senior notes due 2024 issued by Zynga in an aggregate principal amount of $690,000,000 and (y) the 0.00% convertible senior notes due 2026 issued by Zynga in an aggregate principal amount of $874,500,000.

Section 1.02. Conflicts with Base Indenture. In the event that any provision of this Supplemental Indenture limits, qualifies or conflicts with a provision of the Base Indenture, such provision of this Supplemental Indenture shall control.

ARTICLE 2

FORM OF NOTES

Section 2.01. Form of Notes. The Notes shall be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of the Indenture.

ARTICLE 3

THE NOTES

Section 3.01. Amount; Series; Terms.

(a) There is hereby created and designated a Series of Securities under the Base Indenture: the title of the Notes shall be “3.700% Senior Notes due 2027.” The changes, modifications and supplements to the Base Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes and shall not apply to any other Series of Securities that may be issued under the Base Indenture unless a supplemental indenture with respect to such other Series of Securities specifically incorporates such changes, modifications and supplements.

(b) The aggregate principal amount of Notes that initially may be authenticated and delivered under this Supplemental Indenture (the “Initial Notes”) shall be limited to $600,000,000, subject to increases as set forth in Section 3.04 of this Supplemental Indenture.

(c) The Stated Maturity of the Notes shall be April 14, 2027. The Notes shall be payable and may be presented for payment, purchase, redemption, registration of transfer and exchange, without service charge to the Holder (subject to Section 2.7 of the Base Indenture), at the office or agency of the Company maintained for such purpose, which shall initially be the Corporate Trust Office.

(d) The Notes shall bear interest at the rate of 3.700% per annum accruing from April 14, 2022 or from the most recent Interest Payment Date to or for which interest has been paid or duly provided for, as further provided in the form of Note annexed hereto as Exhibit A. Interest shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The Interest Payment Dates for the Notes shall be April 14 and October 14 of each year, beginning on October 14, 2022, and the “Record Date” for any interest payable on each such Interest Payment Date shall be the immediately preceding March 30 and September 29, respectively; provided that upon the Stated Maturity of the Notes, interest shall be payable on such Stated Maturity from the most recent date to which interest has been paid or duly provided, and shall include the required payment of principal or premium, if any; and provided further, the “Record Date” for any interest, principal, or premium, if any, payable on the Stated Maturity of the Notes shall be the immediately preceding March 30. If any Interest Payment Date, Stated Maturity or other payment date with respect to the Notes is not a Business Day, the required payment of principal, premium, if any, or interest shall be due on the next succeeding Business Day as if made on the date that such payment was due, and no interest shall accrue on that payment for the period from and after that Interest Payment Date, Stated Maturity or other payment date, as the case may be, to the date of that payment on the next succeeding Business Day.

(e) The Notes shall be issued in the form of one or more Global Securities, deposited with the Trustee as custodian for the Depository or its nominee, duly executed by the Company and authenticated by the Trustee as provided in Section 3.03 of this Supplemental Indenture and the Base Indenture.

(f) Payment of principal of and premium, if any, and interest on a Global Security registered in the name of or held by the Depository or its nominee shall be made in immediately available funds to the Depository or its nominee, as the case may be, as the registered Holder of such Global Security. If the Notes are no longer represented by a Global Security, payment of principal, premium, if any, and interest on certificated Notes in definitive form may, at the Company’s option, be made by (i) check mailed directly to Holders at their registered addresses or (ii) upon request of any Holder of at least $5,000,000 principal amount of Notes, wire transfer to an account located in the United States of America maintained by the payee.

Section 3.02. Denominations. The Notes shall be issuable only in registered form without coupons and only in denominations of $2,000 and any multiple of $1,000 in excess thereof.

Section 3.03. Book-entry Provisions for Global Securities.

(a) Each Global Security authenticated under the Indenture shall be registered in the name of the Depository designated for such Global Security or a nominee thereof and delivered to such Depository or nominee thereof or custodian therefor. Each such Global Security shall constitute a single Security for all purposes of the Indenture.

(b) Subject to Section 2.7 of the Base Indenture, any exchange of a Global Security for other Notes may be made in whole or in part, and all Notes issued in exchange for a Global Security or any portion thereof shall be registered in such names as the Depository for such Global Security shall direct in writing to the Trustee.

(c) Every Note authenticated and delivered upon registration of transfer of, or in exchange for or in lieu of, a Global Security or any portion thereof shall be authenticated and delivered in the form of, and shall be, a Global Security, unless such Note is registered in the name of a Person other than the Depository for such Global Security or a nominee thereof.

(d) Subject to the provisions of Section 3.03(f) below, the registered Holder may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Indenture or the Notes.

(e) In the event of the occurrence of any of the events specified in the fifth and sixth paragraphs of Section 2.7 of the Base Indenture, the Company will promptly make available to the Trustee a reasonable supply of certificated Notes in definitive, fully registered form, without interest coupons, with such reasonable adjustments, if any, to the form of Note set forth in Exhibit A hereto as may be necessary or advisable to reflect that such definitive Notes are not Global Securities.

(f) Neither any members of, or participants in, the Depository (collectively, the “Agent Members”) nor any other Persons on whose behalf Agent Members may act shall have any rights under the Indenture with respect to any Global Security registered in the name of the Depository or any nominee thereof, or under any such Global Security, and the Depository or such nominee, as the case may be, may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner and holder of such Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company or the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or such nominee, as the case may be, or impair, as between the Depository, its Agent Members and any other Person on whose behalf an Agent Member may act, the operation of customary practices of such Persons governing the exercise of the rights of a Holder of any Note.

Section 3.04. Additional Notes; Repurchases. The Company may, from time to time, subject to compliance with any other applicable provisions of the Indenture, without notice to or the consent of the Holders of the Notes, create and issue pursuant to the Indenture additional Notes (the “Additional Notes”) having terms and conditions identical to those of the Initial Notes and ranking equally and ratably with the Initial Notes, except that Additional Notes:

(i) may have a different issue date from the Initial Notes;

(ii) may have a different issue price from the Initial Notes; and

(iii) may have a different amount of interest payable on the first Interest Payment Date after issuance than is payable on the Initial Notes;

provided that if such Additional Notes are not fungible with the outstanding Initial Notes for U.S. federal income tax purposes, such Additional Notes shall have one or more separate CUSIP numbers. Such Additional Notes may be consolidated and form a single series with, and shall have the same terms as to ranking, redemption, waivers, amendments or otherwise as, the Initial Notes and shall vote together as one class on all matters with respect to the Notes.

The Company may, to the extent permitted by law, and directly or indirectly (regardless of whether such Notes are surrendered to the Company), purchase Notes in the open market or otherwise, whether by the Company or its Subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. The Company shall cause any Notes so purchased (other than Notes purchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the Trustee for cancellation, and, upon their purchase, such Notes shall no longer be considered “outstanding” for purposes of determining whether the requisite Holders of the required principal amount of the Notes have concurred in any direction, amendment, waiver or consent under the Indenture.

Section 3.05. No Sinking Fund. The Notes shall not be subject to any sinking fund.

ARTICLE 4

REDEMPTION OF SECURITIES

Section 4.01. Optional Redemption.

(a) Subject to Section 1.02 hereof, the provisions of Article IX of the Base Indenture, as supplemented by the provisions of this Supplemental Indenture, shall apply to the Notes.

(b) Prior to March 14, 2027 (the date that is one month prior to the Stated Maturity) (the “Par Call Date”), the Company may redeem the Notes, at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i) (x) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date for such Notes (assuming the Notes to be redeemed matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (y) interest accrued on the Notes to the Redemption Date, and

(ii) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the Redemption Date for such Notes.

(c) On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the Redemption Date for such Notes.

(d) Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depository’s procedures) at least 10 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed.

(e) The following terms have the meanings given to them in this Section 4.01(e):

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following:

(i) The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appears after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

(ii) If on the third Business Day preceding the Redemption Date H.15 is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second

Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date, but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date, and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date, or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

(iii) The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error. For the avoidance of doubt, in no event shall the Trustee be responsible for any actions, determinations or calculations in connection with the Redemption Price and the obligations of the Company set forth in this Section 4.01.

(f) If the Company partially redeems the Notes, selection of the Notes for redemption will be made pursuant to the Depository’s procedures (or, in the case of certificated Notes, as provided in the Base Indenture). No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note to be redeemed will state the portion of the principal amount of the Note to be redeemed. A new certificated Note in a principal amount equal to the unredeemed portion of any certificated Note will be issued in the name of the Holder of the Note upon surrender for cancellation of the original certificated Notes. For so long as the Notes are held by the Depository, the redemption of the Notes shall be done in accordance with the policies and procedures of the Depository.

(g) Unless the Company defaults in payment of the Redemption Price, on and after the applicable Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption.

Section 4.02. Purchase of Notes upon a Change of Control Repurchase Event.

(a) If a Change of Control Repurchase Event occurs with respect to the Notes, unless the Company shall have exercised its option to redeem the Notes pursuant to Section 4.01 of this Supplemental Indenture, each Holder of the Notes shall have the right to require the Company to repurchase all or any part (in a minimum amount of $2,000 and multiples of $1,000 in excess thereof) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes to be repurchased plus any accrued and unpaid interest on such Notes to, but excluding, the repurchase date. Within 30 days following any Change of Control Repurchase Event or, at the option of the Company, prior to any Change of Control, but after the public announcement of the Change of Control or event that may constitute the Change of Control, the Company shall deliver a notice (the “Change of Control Notice”) to each Holder of such Notes, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering (the “Change of Control Offer”) to repurchase such Notes on the repurchase date specified in the notice at the option of the Holders, which date (the “Change of Control Payment Date”) shall be no earlier than 30 days and no later than 60 days from the date such notice is delivered. The Change of Control Notice shall, if delivered prior to the date of consummation of the Change of Control, state that the Company’s obligation to repurchase the Notes is conditioned on a Change of Control Repurchase Event occurring on or prior to the Change of Control Payment Date.

(b) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all the Notes or portions of the Notes properly tendered pursuant to the Change of Control Notice;

(ii) deposit with the Paying Agent an amount equal to the aggregate repurchase price in respect of all the Notes or portions of the Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes being repurchased by the Company.

(c) The Paying Agent shall promptly deliver to each Holder of Notes properly tendered the repurchase price for the Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry in the case of Global Securities) to each Holder of a certificated Note, a new certificated Note equal in principal amount to any unpurchased portion of any such Notes surrendered.

(d) Notwithstanding the foregoing in this Section 4.02, the Company shall not be required to make a Change of Control Offer in connection with a Change of Control Repurchase Event if a third party makes such an offer in connection with such Change of Control Repurchase Event in the manner and at the times required and otherwise in compliance with the requirements for such a Change of Control Offer made by the Company, and such third party purchases all Notes properly tendered and not withdrawn under its offer.

(e) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company pursuant to Section 4.02(d) above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company shall have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described in Section 4.02(b) above, to redeem all Notes that remain outstanding following such purchase at a Redemption Price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding the Redemption Date (subject to the right of Holders of record on a Record Date to receive interest on the relevant Interest Payment Date).

(f) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with any repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent the provisions of any such securities laws or regulations conflict with this Section 4.02, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.02 by virtue thereof; provided that the Company otherwise uses commercially reasonable efforts to permit Holders to exercise their rights and to fulfill its obligations in the time and in the manner specified in this Section 4.02 to the extent permitted by such securities laws or regulations.

Section 4.03. Special Mandatory Redemption.

(a) In the event that the Company does not consummate the Combination on or prior to January 9, 2023, or if prior to such date, the Merger Agreement is terminated, then the Company will redeem all of the Notes (the “Special Mandatory Redemption”) on the Special Mandatory Redemption Date at a Redemption Price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest from the date of issuance of the Initial Notes to, but excluding, the Special Mandatory Redemption Date (subject to the right of Holders of record on a Record Date to receive interest on the relevant Interest Payment Date) (the “Special Mandatory Redemption Price”).

(b) The “Special Mandatory Redemption Date” means the earlier to occur of (1) January 24, 2023, if the Combination has not been completed on or prior to January 9, 2023, and (2) the fifteenth day (or if such day is not a Business Day, the first Business Day thereafter) following the termination of the Merger Agreement for any reason.

(c) The Company will cause the notice of Special Mandatory Redemption to be sent, with a copy to the Trustee, within one Business Day after the occurrence of the event triggering redemption to each Holder at its registered address. If funds sufficient to pay the Special Mandatory Redemption Price of the Notes to be redeemed on the Special Mandatory Redemption Date are deposited with the Trustee on or before such Special Mandatory Redemption Date, plus accrued and unpaid interest, if any, to the Special Mandatory Redemption Date, such Notes will cease to bear interest.

ARTICLE 5

COVENANTS AND REMEDIES

Section 5.01. Limitation on Liens.

(a) The Company shall not, and shall not permit any of its Subsidiaries to, create or incur any Lien upon any Principal Property of the Company or any of its Subsidiaries (whether now existing or owned or hereafter created or acquired), in order to secure any Indebtedness of the Company or any of its Subsidiaries unless prior to or at the same time, the Notes (together with, at the Company’s option, any other Indebtedness or guarantees of the Company or any of its Subsidiaries ranking equally in right of payment with the Notes or such guarantee) are equally and ratably secured with or, at the Company’s option, prior to, such secured Indebtedness, until such time as such Indebtedness or guarantees are no longer secured by such Lien or such Principal Property is no longer owned by the Company or any of its Subsidiaries.

(b) The foregoing restriction in Section 5.01(a) above shall not apply to:

(i) Liens on Principal Property existing with respect to any Person at the time such Person becomes a direct or indirect Subsidiary of the Company (including Zynga and each of its Subsidiaries upon completion of the Combination), provided that such Lien was not incurred in anticipation of such Person becoming a Subsidiary;

(ii) Liens existing on Principal Property at the time of acquisition thereof or at the time of acquisition by the Company or any of its Subsidiaries of any Person then owning such Principal Property whether or not such existing Liens were given to secure the payment of the purchase price of the Principal Property to which they attach;

(iii) Liens securing Indebtedness of the Company or any of its Subsidiaries owing to the Company or any of its Subsidiaries;

(iv) Liens existing on the date of issuance of the Initial Notes;

(v) Liens on Principal Property of a Person existing at the time such Person is merged into or consolidated with the Company or any of its Subsidiaries, at the time such Person becomes a Subsidiary of the Company, or at the time of a sale, lease or other disposition of all or substantially all of the Principal Property of a Person to the Company or any of its Subsidiaries, provided that such Lien was not incurred in anticipation of the merger, consolidation, or sale, lease, other disposition or other such transaction;

(vi) Liens created in connection with a project financed with, and created to secure, a Non-recourse Obligation;

(vii) Liens created to secure the Notes;

(viii) Liens imposed by law or arising by operation of law, such as materialmens’, workmen or repairmen, carriers’, warehousemen’s and mechanic’s Liens and other similar Liens, in each case for sums not yet overdue by more than 90 calendar days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(ix) Liens for taxes, assessments or other governmental charges or levies on Principal Property not yet due or payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves in conformity with GAAP have been made;

(x) Liens to secure the performance of obligations with respect to statutory or regulatory requirements, bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance or return of money bonds and other obligations of a like nature;

(xi) pledges or deposits under workmen’s compensation, unemployment insurance and other social security laws or similar legislation and Liens of judgment thereunder which are not currently dischargeable, or deposits to secure public or statutory obligations, or deposits in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to workmen’s compensation, unemployment insurance, old age pensions, social security or similar matters, or deposits of cash or obligations of the United States of America to secure surety, appeal or customs bonds, or deposits in litigation or other proceedings such as, but not limited to, interpleader proceedings;

(xii) Liens consisting of easements, rights-of-way, zoning restrictions, restrictions on the use of real property, and defects and irregularities in the title thereto, landlords’ Liens and other similar Liens none of which interfere materially with the use of the Principal Property covered thereby in the ordinary course of business and which do not, in the Company’s opinion, materially detract from the value of such Principal Property;

(xiii) Liens in favor of the United States of America or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States of America or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the Principal Property subject to such Liens;

(xiv) Liens securing Indebtedness incurred to finance the construction, acquisition (including acquisition through merger or consolidation), purchase or lease of, or repairs, improvements or additions to, Principal Property (including shares of Capital Stock), plant or equipment of the Company or its Subsidiaries; provided, however, that the Lien shall not extend to any other Principal Property owned by the Company or any of its Subsidiaries at the time the Lien is incurred (other than Principal Property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien shall not be incurred more than 18 months after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the Principal Property subject to the Lien; provided further, however, that individual financings of equipment or other fixed or capital assets otherwise permitted to be secured under the Indenture provided by any Person (or its Affiliates) may be cross-collateralized to other such financings provided by such Person (or its Affiliates);

(xv) Liens incurred to secure cash or investment management or custodial services in the ordinary course of business or on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xvi) Liens securing Hedging Obligations designed to protect the Company from fluctuations in interest rates, currencies, equities or the price of commodities and not for speculative purposes;

(xvii) Liens securing reimbursement obligations with respect to commercial letters of credit in the ordinary course of business that encumber cash, documents and other Principal Property relating to such letters of credit and proceeds thereof;

(xviii) in connection with the sale or transfer of any Capital Stock or other assets in a consolidation, merger or sale of assets transaction permitted under the Indenture, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(xix) leases or subleases granted to other persons and not interfering in any material respect with the business of the Company or the business of any of its Subsidiaries and which do not secure any indebtedness;

(xx) Liens arising from precautionary Uniform Commercial Code filings or similar filings relating to operating leases entered into in the ordinary course of business;

(xxi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection within the importation of goods in the ordinary course of business;

(xxii) licenses of intellectual property entered into in the ordinary course of business (including, intercompany licensing of intellectual property between ourselves and any of our subsidiaries and between our subsidiaries in connection with cost-sharing arrangements, distribution, marketing, make-sell or other similar arrangements) and which do not secure any indebtedness;

(xxiii) any interest or title of a lessor or sublessor under any lease by the Company or any of its Subsidiaries of real property or personal property;

(xxiv) Liens on Principal Property incurred in connection with any transaction permitted under Section 5.02 below; or

(xxv) any extensions, renewals, refinancing or replacements of any Lien referred to in clauses (i) through (xxiv) above without increase of the principal of the Indebtedness secured by such Lien (except to the extent of any fees or other costs associated with any such extension, renewal or replacement); provided, however, that any Liens permitted by any of clauses (i) through (xxiv) above shall not extend to or cover any Principal Property of the Company or any of its Subsidiaries, as the case may be, other than the Principal Property specified in such clauses and improvements to such Principal Property.

(c) Notwithstanding the restrictions set forth in Section 5.01(a) above, the Company and its Subsidiaries shall be permitted to incur Indebtedness secured by Liens which would otherwise be subject to the restrictions set forth in Section 5.01(a) above without equally and ratably securing the Notes; provided that, after giving effect to such Indebtedness and the retirement of any Indebtedness secured by Liens (other than Liens described in clauses (i) through (xxv) of Section 5.01(b) above) that is being retired substantially concurrently with such incurrence, the aggregate amount of all Indebtedness secured by Liens (not including Liens permitted under clauses (i) through (xxv) of Section 5.01(b) above), together with all Attributable Debt outstanding pursuant to Section 5.02(b) below, does not exceed 7.5% of the Company’s Consolidated Total Assets. The Company and its Subsidiaries also may, without equally and ratably securing the Notes, create or incur Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.

Section 5.02. Limitation on Sale and Leaseback Transactions. (a) The Company shall not, and shall not permit any of its Subsidiaries to, enter into any sale and leaseback transaction for the sale and leasing back of any Principal Property, whether now owned or hereafter acquired, unless:

(i) such transaction was entered into prior to the date of issuance of the Initial Notes;

(ii) such transaction was for the sale and leasing back to the Company or any of its wholly owned Subsidiaries of any Principal Property by the Company or a Subsidiary;

(iii) such transaction involves a lease for not more than three years (or which may be terminated by the Company or its Subsidiaries within a period of not more than three years);

(iv) the Company would be entitled to incur Indebtedness secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the Notes pursuant to Section 5.01(b) above; or

(v) the Company or any Subsidiary applies an amount equal to the net proceeds from the sale of such Principal Property to the purchase of other Principal Property used or useful in the Company’s or such Subsidiary’s business or to the retirement of Indebtedness that is pari passu with the Notes (including the Notes) within 365 days before or after the effective date of any such sale and leaseback transaction, provided that, in lieu of applying such amount to the retirement of pari passu Indebtedness, the Company may deliver Notes to the Trustee for cancellation, such Notes to be credited at the cost thereof to the Company.

(b) Notwithstanding the restrictions set forth in Section 5.02(a) above, the Company and its Subsidiaries may enter into any sale and leaseback transaction which would otherwise be subject to the restrictions set forth in Section 5.02(a) above, if after giving effect thereto the aggregate amount of all Attributable Debt with respect to such transactions (not including Attributable Debt permitted under clauses (i) through (v) of Section 5.02(a) above), together with all Indebtedness outstanding pursuant to Section 5.01(c) above, does not exceed 7.5% of the Company’s Consolidated Total Assets.

Section 5.03. Events of Default.

(a) Section 5.1 of the Base Indenture shall not apply to the Notes. Instead, each of the following events shall be an “Event of Default” with respect to the Notes:

(1) default for 30 days in payment of any interest installment due and payable on any Note;

(2) a failure to pay principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption or otherwise;

(3) (x) a failure by the Company to repurchase Notes tendered for repurchase following the occurrence of a Change of Control Repurchase Event in conformity with Section 4.02 of this Supplemental Indenture or (y) a failure by the Company to redeem all of the Notes following the occurrence of a Special Mandatory Redemption Date in conformity with Section 4.03 of this Supplemental Indenture;

(4) default in the Company’s performance of any other covenant or agreement in respect of the Notes for 90 days after written notice has been given either to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Notes then outstanding;

(5) the Company pursuant to or within the meaning of any Bankruptcy Law (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a Custodian of it or for all or substantially all of its Property, (iv) makes a general assignment for the benefit of its creditors or (v) admits in writing its inability to generally pay its debts as such debts become due; or takes any comparable action under any foreign laws relating to insolvency; and

(6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Company in an involuntary case, (ii) appoints a Custodian of the Company or for all or substantially all of its Property or (iii) orders the winding up or liquidation of the Company; or any similar relief is granted under any foreign laws; and the order or decree remains unstayed and in effect for 60 days.

(b) Any notice of Default given by the Trustee or Holders under this Section must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.”

(c) Subject to the provisions of Section 6.1 and 6.2 of the Base Indenture, the Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless a Responsible Officer of the Trustee has received written notice of any Default or Event of Default referencing the Notes and the Indenture at its Corporate Trust Office in accordance with Section 6.2(n) and Section 10.2 of the Base Indenture by the Company, the Paying Agent, any Holder or an agent of any Holder and such notice references the Notes and the Indenture.

Section 5.04. Modification and Waiver. Article VIII of the Base Indenture, as amended by this Section 5.04, shall apply to the Notes. Section 8.1 of the Base Indenture shall not apply to the Notes. In lieu thereof, the Company, when authorized by a Board Resolution, and the Trustee may amend or modify the Indenture or enter into an indenture or indentures supplemental hereto (which shall conform to the provisions of the Trust Indenture Act as then in effect) with respect to the Notes without notice to or the consent of any Holder of Notes in order to:

(a) cure any ambiguity, omission, defect or inconsistency, provided that the interests of the Holders are not adversely affected;

(b) conform the text of the Indenture or the Notes to any corresponding provision of the “Description of Notes” or the “Description of the Debt Securities” sections of the Prospectus, as evidenced by an Officers’ Certificate;

(c) provide for the issuance of Additional Notes, subject to the limitations set forth in Section 3.04 of this Supplemental Indenture;

(d) provide for the assumption of the Company’s obligations in the case of a merger or consolidation and the Company’s discharge upon such assumption provided that Article IV of the Base Indenture is complied with;

(e) add covenants or make any change that would provide any additional rights or benefits to the Holders of the Notes;

(f) add guarantees with respect to the Notes;

(g) provide for uncertificated Notes in addition to or in place of certificated Notes;

(h) secure the Notes;

(i) add or appoint a successor or separate trustee;

(j) make any change that does not adversely affect the interests of any Holder of Notes; or

(k) maintain the qualification of the Indenture under the Trust Indenture Act.

Section 5.05. References to Base Indenture. References to “clause (d) or (e) of Section 5.1,” “Section 5.1(a) or (b),” “Section 5.1(d) or (e)” and “clause (c) of Section 5.1” in the Base Indenture shall be deemed to refer to “Section 5.03(a)(5) or Section 5.03(a)(6),” “Section 5.03(a)(1) or Section 5.03(a)(2),” “Section 5.03(a)(5) or Section 5.03(a)(6)” and “Section 5.03(a)(4)” of this Supplemental Indenture, respectively.

Section 5.06. Maintenance of Office or Agency. In accordance with Section 3.2 of the Base Indenture, the Company shall maintain an office or agency where the Notes may be surrendered for registration of transfer or exchange or for presentation for payment, redemptions or repurchase and where notices and demands to or upon the Company in respect of the Notes and the Indenture may be served (which initially shall be the Corporate Trust Office). The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency not designated or appointed by the Trustee. If at any time the Company shall fail to maintain any such required office or agency or to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office.

Section 5.07. Defeasance and Discharge. Article VII of the Base Indenture shall apply to the Notes.

Section 5.08. No Additional Amounts. No Additional Amounts shall be payable with respect to the Notes. Section 3.5 of the Base Indenture shall therefore not apply to the Notes.

Section 5.09. Post-Closing Obligations. In the event that, on the date that is 90 days following the date of the issuance of the Initial Notes, an aggregate principal amount of Zynga Convertible Notes greater than or equal to $250,000,000 remain outstanding, then on or prior to such 90th day, Zynga shall duly execute and deliver to the Trustee a supplemental indenture, substantially in the form attached to this Supplemental Indenture as Exhibit B, pursuant to which Zynga shall guarantee the obligations under the Notes, together with (a) an Officers’ Certificate and such other documents and certificates relating to the organization, existence and good standing of Zynga, the authorization of entering into such guaranty and other legal matters relating thereto and (b) a signed copy of a favorable Opinion of Counsel, addressed to the Trustee, of counsel for Zynga, as to the matters contained in clause (a) above, enforceability and such other matters.

ARTICLE 6

MISCELLANEOUS

Section 6.01. Confirmation of Indenture. The Base Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 6.02. Counterparts. This Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes. The words “execution,” signed,” signature,” and words of like import in the Base Indenture and this Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile, email or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. Without limitation to the foregoing, and anything in the Base Indenture and this Supplemental Indenture to the contrary notwithstanding, any Officers’ Certificate, Company order, Opinion of Counsel, Security, certificate of authentication appearing on or attached to any Security, supplemental indenture or other certificate, opinion of counsel, instrument, agreement or other document delivered pursuant to this Indenture may be executed, attested and transmitted by any of the foregoing electronic means and formats.

Section 6.03. Governing Law; Waiver of Jury Trial. THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE. EACH OF THE COMPANY, THE TRUSTEE AND EACH HOLDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY. To the fullest extent permitted by applicable law, each of the Company and the Trustee hereby irrevocably submits to the jurisdiction of any federal or State court located in the Borough of Manhattan in The City of New York, New York in any suit, action or proceeding based on or arising out of or relating to this Supplemental Indenture or any Notes and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in any such court. Each of the Company and the Trustee irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of any such suit, action or proceeding brought in an inconvenient forum. Each of the Company and the Trustee agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Company or the Trustee, as applicable, and may be enforced in any courts to the jurisdiction of which the Company or the Trustee, as applicable, is subject by a suit upon such judgment, provided, that service of process is effected upon the Company or the Trustee, as applicable, in the manner specified herein or as otherwise permitted by law.

Section 6.04. Recitals by the Company. The recitals in this Supplemental Indenture are made by the Company only and not by the Trustee, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof. All of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes and of this Supplemental Indenture as fully and with like effect as if set forth herein in full.

Section 6.05. FATCA. In order to comply with applicable tax laws, rules and regulations (inclusive of directives, guidelines and interpretations promulgated by competent authorities) in effect from time to time (“Applicable Tax Law”) related to this Supplemental Indenture, the Company agrees (i) to provide to the Trustee information about holders or other applicable parties and/or transactions (including any modification to the terms of such transactions) that is within the possession of the Company and reasonably requested by the Trustee so the Trustee can determine whether it has tax related obligations under Applicable Tax Law and (ii) that the Trustee shall be entitled to make any withholding or deduction from payments under this Indenture to the extent necessary to comply with Applicable Tax Law for which the Trustee shall not have any liability. The terms of this section shall survive the termination of this Supplemental Indenture.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

TAKE-TWO INTERACTIVE SOFTWARE, INC.

By:	/s/ Matthew Breitman
Name: Matthew Breitman
Title: Senior Vice President, General Counsel Americas & Corporate Secretary

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Shannon Matthews
Name: Shannon Matthews
Title: Agent

[Signature Page to Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

(FACE OF NOTE)

THIS SECURITY IS ISSUED IN GLOBAL FORM AND REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”) OR A NOMINEE THEREOF. UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO., OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE REGISTERED FORM IN ACCORDANCE WITH THE TERMS HEREOF AND OF THE INDENTURE (AS DEFINED BELOW), THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

TAKE-TWO INTERACTIVE SOFTWARE, INC

3.700% Senior Notes due 2027

No. ________________	CUSIP No.: 874054AG4
ISIN No.: US874054AG47
Initially $________________

TAKE-TWO INTERACTIVE SOFTWARE, INC., a Delaware corporation, promises to pay to CEDE & CO., or registered assigns, the principal sum set forth on the Schedule of Exchanges of Securities attached hereto on April 14, 2027.

Interest Payment Dates: April 14 and October 14.

Record Dates: March 30 and September 29.

Additional provisions of this Security are set forth on the reverse hereof.

IN WITNESS WHEREOF, the Company has caused this Security to be signed manually, electronically or by facsimile by its duly authorized officers.

TAKE-TWO INTERACTIVE SOFTWARE, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION:

The Bank of New York Mellon, as Trustee, certifies that this is one of the Securities referred to in the Indenture.

By:	Dated:
Authorized Signatory

(REVERSE OF NOTE)

TAKE-TWO INTERACTIVE SOFTWARE, INC.

3.700% Senior Notes due 2027

(1) Interest. Take-Two Interactive Software, Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture referred to below, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the interest rate per annum shown above. The Company shall pay interest semiannually in arrears on April 14 and October 14 of each year, beginning on October 14, 2022. Interest on the Securities of this Series shall accrue from the most recent Interest Payment Date to or for which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from April 14, 2022. Interest shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(2) Method of Payment. The Company shall pay interest on the Securities of this Series (except Defaulted Interest) to the persons who are registered Holders of Securities of this Series at the close of business on the Record Date next preceding the Interest Payment Date even though such Securities are canceled after the Record Date and on or before the Interest Payment Date. Holders must surrender Securities to a Paying Agent to collect principal payments. The Company shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payment of principal of and premium, if any, and interest on this Note shall be made in immediately available funds to the Depository or its nominee, as the case may be, as the registered Holder of this Global Security.

(3) Paying Agent, Transfer Agent and Registrar. Initially, The Bank of New York Mellon, a New York banking association (the “Trustee”), shall act as Paying Agent and Registrar. The Company may change any Paying Agent, transfer agent, Registrar or co-registrar without notice. The Company may act as Paying Agent, transfer agent, Registrar or co-registrar.

(4) Indenture. This Note is a “Security” and the Notes are a “Series” of “Securities” under the Indenture (as defined below). The Company issued the Securities of this Series under an Indenture dated as of April 14, 2022 (the “Base Indenture”), as supplemented by the Third Supplemental Indenture dated as of April 14, 2022 (the “Third Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), in each case between the Company and the Trustee. The Securities are unsecured general obligations of the Company and constitute the Series designated on the face hereof as the “3.700% Senior Notes due 2027,” initially limited to $600,000,000 in aggregate principal amount. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code Sections 77aaa-77bbbb) (the “TIA”). Capitalized terms used herein but not defined herein are used as defined in the Indenture. The Securities are subject to all such terms, and Securityholders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

(5) Redemption. The Company may redeem the Securities of this Series in whole at any time or from time to time in part prior to their Stated Maturity, at its option, pursuant to the following terms:

(a) Prior to March 14, 2027 (the date that is one month prior to the Stated Maturity) (the “Par Call Date”), the Company may redeem the Notes, at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i) (x) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date for such Notes (assuming the Notes to be redeemed matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (y) interest accrued on the Notes to the Redemption Date, and

(ii) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the Redemption Date for such Notes.

(b) On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the Redemption Date for such Notes.

(c) Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depository’s procedures) at least 10 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed.

(d) If the Company partially redeems the Notes, selection of the Notes for redemption will be made pursuant to the Depository’s procedures (or, in the case of certificated Notes, as provided in the Base Indenture). No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note to be redeemed will state the portion of the principal amount of the Note to be redeemed. A new certificated Note in a principal amount equal to the unredeemed portion of any certificated Note will be issued in the name of the Holder of the Note upon surrender for cancellation of the original certificated Notes. For so long as the Notes are held by the Depository, the redemption of the Notes shall be done in accordance with the policies and procedures of the Depository.

(e) Unless the Company defaults in payment of the Redemption Price, on and after the applicable Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption.

(6) Change of Control Repurchase Event. If a Change of Control Repurchase Event occurs with respect to the Securities of this Series, unless the Company shall have exercised its option pursuant to Section (5) hereof to redeem the Securities of this Series, each Holder of the Securities of this Series shall have the right to require the Company to repurchase all or any part (in a minimum amount of $2,000 and multiples of $1,000 in excess thereof) of that Holder’s Securities of such Series at a repurchase price in cash equal to 101% of the aggregate principal amount of the Securities to be repurchased plus any accrued and unpaid interest on such Securities to, but excluding, the repurchase date.

Within 30 days following any Change of Control Repurchase Event with respect to the Securities of this Series or, at the option of the Company, prior to any Change of Control, but after the public announcement of the Change of Control or event that may constitute the Change of Control, the Company shall deliver a notice (the “Change of Control Notice”) to each Holder of the Securities, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering (the “Change of Control Offer”) to repurchase such Securities on the repurchase date specified in the notice at the option of the Holders, which date (the “Change of Control Payment Date”) shall be no earlier than 30 days and no later than 60 days from the date such notice is delivered. The Change of Control Notice shall, if delivered prior to the date of consummation of the Change of Control, state that the Company’s obligation to repurchase the Securities is conditioned on a Change of Control Repurchase Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all the Securities or portions of the Securities properly tendered pursuant to the Change of Control Notice;

(ii) deposit with the Paying Agent an amount equal to the aggregate repurchase price in respect of all the Securities or portions of the Securities properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Securities properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of the Securities being repurchased by the Company.

If Holders of not less than 90% in aggregate principal amount of the outstanding Securities of this Series validly tender and do not withdraw such Securities in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company pursuant to Section 4.02(d) of the Third Supplemental Indenture, purchases all of the Securities validly tendered and not withdrawn by such Holders, the Company shall have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Securities of this Series that remain outstanding following such purchase at a Redemption Price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding the Redemption Date (subject to the right of Holders of record on a Record Date to receive interest on the relevant Interest Payment Date).

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with any repurchase of the Securities as a result of a Change of Control Repurchase Event. To the extent the provisions of any such securities laws or regulations conflict with this Section (6), the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under this Section (6) by virtue thereof; provided that the Company otherwise uses commercially reasonable efforts to permit Holders to exercise their rights and to fulfill its obligations in the time and in the manner specified in this Section (6) to the extent permitted by such securities laws or regulations.

(7) Denominations; Transfer; Exchange. The Securities of this Series are in registered form without coupons in minimum denominations of $2,000 and any multiple of $1,000 in excess thereof. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Company shall not be required (A) to transfer or exchange any Securities subject to redemption during a period beginning at the opening of business 15 days before the day of the electronic delivery or mailing of a notice of redemption and ending at the close of business on the day of such electronic delivery or mailing or (B) to register the transfer of or exchange any Security so selected for redemption, in whole or in part, except the unredeemed portion of any Security being redeemed in part.

(8) Defeasance. Subject to certain conditions as provided in the Indenture, the Company at any time may terminate some or all of its obligations under the Securities of this Series and the Indenture if the Company deposits with the Trustee money and/or U.S. Government Obligations for the payment of principal and interest on the Securities of this Series to their Stated Maturity.

(9) Persons Deemed Owners. The registered Holder of a Security may be treated as its owner for all purposes, except that interest (other than Defaulted Interest) shall be paid to the Person that was the registered Holder on the relevant Record Date for such payment of interest.

(10) Amendments and Waivers. Subject to certain exceptions, (i) the Indenture or the Securities of this Series may be amended or supplemented with respect to this Series with the consent of the Holders of a majority in principal amount of the Securities of this Series; and (ii) any existing default with respect to the Securities of this Series may be waived with the consent of the Holders of a majority in principal amount of the Securities of this Series. Without the consent of any Securityholder of this Series, the Indenture or the Securities of this Series may be amended or supplemented in accordance with Section 5.04 of the Third Supplemental Indenture to, among other things, cure any ambiguity, omission, defect or inconsistency, to provide for assumption of Company obligations to Securityholders of this Series or to provide for uncertificated Securities of this Series in addition to or in place of certificated Securities of this Series , to provide for guarantees with respect to, or security for, the Securities of this Series, or to comply with the TIA or to add additional covenants or additional rights or benefits to the Securityholders of this Series, or to make any change that does not adversely affect the rights of any Securityholder of this Series.

(11) Remedies. If an Event of Default with respect to the Securities of this Series occurs and is continuing, the Trustee or Holders of at least 25% in aggregate principal amount of the Securities of this Series may, by notice in writing to the Company and the Trustee if given by the Holders, declare all the Securities of this Series to be due and payable immediately. Securityholders may not enforce the Indenture or the Securities of this Series except as provided in the Indenture. The Trustee may require an indemnity before it enforces the Indenture or the Securities. Subject to certain limitations, Holders of a majority in principal amount of the outstanding Securities of this Series may direct the Trustee in its exercise of any trust or power with respect to the Securities of this Series. The Trustee may withhold from Securityholders of this Series notice of any Default or Event of Default (except a Default in payment of principal or interest) if it determines in good faith that withholding notice is in their interests. The Company must furnish an annual compliance certificate to the Trustee.

(12) Trustee Dealings with Company. Subject to the provisions of the TIA, the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee. The Trustee shall initially be The Bank of New York Mellon.

(13) No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Securityholder by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

(14) Authentication. This Security shall not be valid until authenticated by the manual or electronic signature of an authorized signatory of the Trustee or an authenticating agent.

(15) Abbreviations. Customary abbreviations may be used in the name of a Securityholder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(16) Governing Law. THIS NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP numbers to be printed on the Securities. No representation is made as to the accuracy of such numbers (or as to the accuracy of ISIN numbers or similar numbers) as printed on the Securities and reliance may be placed only on the other identification numbers placed thereon.

THE COMPANY WILL FURNISH TO ANY SECURITYHOLDER UPON WRITTEN REQUEST AND WITHOUT CHARGE A COPY OF THE INDENTURE. REQUESTS MAY BE MADE TO: TAKE-TWO INTERACTIVE SOFTWARE, INC., 110 WEST 44TH STREET, NEW YORK, NEW YORK 10036; ATTENTION: GENERAL COUNSEL.

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to

(Insert assignee’s soc. sec. or tax I.D. No.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint ________________ agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Dated: ________________________________ Signed: _______________________________________________
(Sign exactly as your name appears on the other side of this Security)
Signature Guarantee: ________________________________

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF EXCHANGES OF SECURITIES

The initial principal amount of this Global Security is ________________ DOLLARS ($________________). The following exchanges of a part of this Global Security for certificated Securities or a part of another Global Security have been made:

Date of Exchange	Amount of decrease in principal amount of this Global Security	Amount of increase in principal amount of this Global Security	Principal amount of this Global Security following such decrease (or increase)	Signature of authorized signatory of Trustee

REPURCHASE EXERCISE NOTICE UPON A CHANGE OF CONTROL REPURCHASE EVENT

To: Take-Two Interactive Software, Inc.

The undersigned registered owner of this Security hereby acknowledges receipt of a notice from Take-Two Interactive Software, Inc. (the “Company”) as to the occurrence of a Change of Control Repurchase Event with respect to the Company and hereby directs the Company to pay an amount in cash equal to 101% of the aggregate principal amount of the Securities, or the portion thereof (which is $2,000 principal amount or a multiple of $1,000 in excess thereof) below designated, to be repurchased plus interest accrued and unpaid to, but excluding, the repurchase date, except as provided in the Indenture. The undersigned hereby agrees that the Securities will be repurchased as of the Change of Control Payment Date pursuant to the terms and conditions thereof and the Indenture.

Dated: ________________________________

Signature: _____________________________

Principal amount to be repurchased (at least $2,000 or a multiple of $1,000 in excess thereof):

Remaining principal amount following such repurchase:

By: ________________________________
Authorized Signatory

EXHIBIT B

[FORM OF SUPPLEMENTAL INDENTURE (NOTE GUARANTEE)]

[•]TH SUPPLEMENTAL INDENTURE

[•]th Supplemental Indenture (this “Supplemental Indenture”), dated as of [•], 2022, among Take-Two Interactive Software, Inc., a Delaware corporation (the “Company”), Zebra MS II, Inc., a Delaware corporation and successor by merger to Zynga, Inc. (the “Guarantor”), and The Bank of New York Mellon, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of April 14, 2022 (the “Base Indenture”), as supplemented by (i) the First Supplemental Indenture, dated as of April 14, 2022 (the “First Supplemental Indenture”) relating to the issuance of the 3.300% Senior Notes due 2024 (the “2024 Notes”), (ii) the Second Supplemental Indenture, dated as of April 14, 2022 (the “Second Supplemental Indenture”) relating to the issuance of the 3.550% Senior Notes due 2025 (the “2025 Notes”), (iii) the Third Supplemental Indenture, dated as of April 14, 2022 (the “Third Supplemental Indenture”) relating to the issuance of the 3.700% Senior Notes due 2027 (the “2027 Notes”) and (iv) the Fourth Supplemental Indenture, dated as of April 14, 2022 (the “Fourth Supplemental Indenture”) relating to the issuance of the 4.000% Senior Notes due 2032 (the “2032 Notes” and, collectively with the 2024 Notes, 2025 Notes and 2027 Notes, the “Notes”), and as further amended and/or supplemented through the date hereof (the Base Indenture, as so amended and/or supplemented, including by this Supplemental Indenture, the “Indenture”; capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture);

WHEREAS, pursuant to Section 5.09 of each of the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture, the Guarantor is required to guarantee the obligations under each Series of the Notes on or prior to the ninetieth day following the initial issuance of such Notes pursuant to the terms set forth therein;

WHEREAS, pursuant to Section 8.1(d) of the Indenture, the Company and the Trustee may amend or supplement the Indenture without the consent of any Holder to add additional guarantees with respect to a Series of Securities;

WHEREAS, pursuant to Sections 8.1 and 8.6 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

Section 1. Note Guarantee. The Guarantor hereby expressly agrees, as of the date hereof, to be bound by the Indenture as if it were an original signatory thereto, as primary obligor and not merely as surety, and hereby fully, unconditionally and irrevocably guarantees on a senior unsecured basis, jointly and severally, to each Holder of each Series of the Notes and to the Trustee, the Agents and their respective successors and assigns (a) the full and punctual payment of principal of and interest on the Notes of each such Series when due, whether at the applicable Stated Maturity, by acceleration or otherwise, and all other monetary obligations of the Company under the Indenture and the Notes of each such Series and (b) the full and punctual performance within applicable grace periods of all other obligations of the Company with respect to the Notes under the Indenture and the Notes of each such Series (all such obligations set forth in clauses (a) and (b) above being hereinafter collectively called the “Guaranteed Obligations”; and the guarantee of the Guaranteed Obligations is hereinafter called the “Note Guarantee”). The Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from the Guarantor and that the Guarantor will remain bound under this Supplemental Indenture notwithstanding any extension or renewal of any Guaranteed Obligation.

The Guarantor waives presentation to, demand of, payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. The Guarantor waives notice of any default under the Notes of any Series or the Guaranteed Obligations. The obligations of the Guarantor hereunder shall not be affected by (a) the failure of any Holder, the Trustee or Agents to assert any claim or demand or to enforce any right or remedy against the Company, the Guarantor or any other Person under the Indenture, the Notes of any Series or any other agreement or otherwise; (b) any extension or renewal of any obligation of the Company under the Indenture or any Note, by operation of law or otherwise; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of the Indenture, the Notes of any Series or any other agreement; or (d) except as set forth in Section 5 below, any change in the ownership of the Guarantor.

The Guarantor further agrees that its Note Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder, the Trustee or Agents to any security held for payment of the Guaranteed Obligations.

The Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder, the Trustee or Agents upon the bankruptcy or reorganization of the Company or otherwise.

The Guarantor further agrees that, as between it, on the one hand, and the Holders, the Trustee and the Agents, on the other hand, (x) the maturity of the Guaranteed Obligations may be accelerated as provided in Section 5.2 of the Indenture for the purposes of the Guarantor’s Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations, and (y) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Section 5.2 of the Indenture, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Section 1.

The Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee, the Agents or any Holder in enforcing any rights under this Section 1.

Section 2. Limitation on Liability. The Guarantor, and by its acceptance of Notes of a Series, each Holder of Notes of each such Series, hereby confirms that it is the intention of all such parties that the Note Guarantee of the Guarantor (a) not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to any Note Guarantee, and (b) not result in a distribution to shareholders not permitted under the applicable foreign or state law. Any term or provision of the Indenture or this Supplemental Indenture to the contrary notwithstanding, the maximum aggregate amount of the obligations guaranteed hereunder by the Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering the Note Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Section 3. Successors and Assigns. This Supplemental Indenture shall be binding upon the Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee, the Agents and the Holders and, in the event of any transfer or assignment of rights by any Holder, the Trustee or the Agents, the rights and privileges conferred upon that party in the Indenture and this Supplemental Indenture and in the Notes of the relevant Series shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of the Indenture.

Section 4. No Waiver. Neither a failure nor a delay on the part of either the Trustee, the Agents or the Holders in exercising any right, power or privilege under the Indenture or this Supplemental Indenture shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee, the Agents and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under the Indenture or this Supplemental Indenture at law, in equity, by statute or otherwise.

Section 5. Release of Guarantor. Unless otherwise specified in respect of any Series of Notes, the Note Guarantee of the Guarantor will be released with respect to a Series of Notes under this Supplemental Indenture without any further action required on the part of the Trustee, the Agents or any Holder:

(a) upon (i) the sale or other disposition (including by way of consolidation, merger, dissolution or otherwise) of the Capital Stock of the Guarantor such that it is no longer a subsidiary of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Guarantor; or

(b) if the Company exercises its Legal Defeasance option or its Covenant Defeasance option with respect to such Series of Notes in accordance with Article 8 hereof or if the Company’s obligations with respect to such Series of Notes are discharged in accordance with the terms of Sections 7.3 or 7.4 of the Base Indenture.

Section 6. Confirmation of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 7. Counterparts; Electronic Signatures. This Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of manual or electronic signature pages by facsimile or PDF transmission or other electronic format shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes. The words “execution,” signed,” signature,” and words of like import in the Base Indenture and this Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile, email or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions

Act or the Uniform Commercial Code. Without limitation to the foregoing, and anything in the Base Indenture and this Supplemental Indenture to the contrary notwithstanding, any Officers’ Certificate, Company order, Opinion of Counsel, Security, certificate of authentication appearing on or attached to any Security, supplemental indenture or other certificate, opinion of counsel, instrument, agreement or other document delivered pursuant to this Indenture may be executed, attested and transmitted by any of the foregoing electronic means and formats.

Section 8. Governing Law; Waiver of Jury Trial. THIS SUPPLEMENTAL INDENTURE AND THE NOTES GUARANTEE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE. EACH OF THE COMPANY, THE GUARANTOR, THE TRUSTEE AND EACH HOLDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES GUARANTEE OR THE TRANSACTION CONTEMPLATED HEREBY.

To the fullest extent permitted by applicable law, each of the Company, the Guarantor and the Trustee hereby irrevocably submits to the jurisdiction of any federal or State court located in the Borough of Manhattan in The City of New York, New York in any suit, action or proceeding based on or arising out of or relating to this Supplemental Indenture or the Notes Guarantee and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in any such court. Each of the Company, the Guarantor and the Trustee irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of any such suit, action or proceeding brought in an inconvenient forum. Each of the Company, the Guarantor and the Trustee agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Company, the Guarantor or the Trustee, as applicable, and may be enforced in any courts to the jurisdiction of which the Company, the Guarantor or the Trustee, as applicable, is subject by a suit upon such judgment, provided, that service of process is effected upon the Company, the Guarantor or the Trustee, as applicable, in the manner specified herein or as otherwise permitted by law.

Section 9. Recitals by the Company and the Guarantor. The recitals in this Supplemental Indenture are made by the Company and the Guarantor only and not by the Trustee, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or of the Notes Guarantee. All of the provisions contained in the Base Indenture or any supplemental indenture thereto in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like effect as if set forth herein in full.

Section 10. Severability; Conflicts. If any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, and no Holder of any Series of Notes shall have any claim therefor against any party hereto. If there is any conflict or inconsistency between the Base Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

TAKE-TWO INTERACTIVE SOFTWARE, INC., as the Company

By:
Name:
Title:

ZYNGA INC., as the Guarantor

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as the Trustee

By:
Name:
Title: